Exhibit 99.2

Investcorp India Acquisition Corp Announces Closing of $258,750,000 Initial Public Offering

NEW YORK – May 12, 2022 – Investcorp India Acquisition Corp (NASDAQ: IVCAU) (the “Company”), a newly incorporated blank check company, today announced that it closed its initial public offering of 25,875,000 units at a price of $10.00 per unit, including 3,375,000 units pursuant to the full exercise of the underwriters’ overallotment option. The gross proceeds from the offering were $258,750,000 before deducting underwriting discounts and estimated offering expenses. The units began trading on the Nasdaq Global Market (“NASDAQ”) under the ticker symbol “IVCAU” on May 10, 2022.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares and warrants are expected to be traded on NASDAQ under the symbols “IVCA” and “IVCAW,” respectively.

Credit Suisse Securities (USA) LLC acted as the sole book-running manager for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Credit Suisse Securities (USA) LLC: 6933 Louis Stephens Drive, Morrisville, NC, 27560, Attn: Prospectus Department or by e–mail at usa.prospectus@credit-suisse.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 9, 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof and with respect to any business combination or acquisition opportunity. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

MEDIA CONTACT:

Brian Ruby, ICR, brian.ruby@icrinc.com